EXHIBIT 99.1

Investor Relations Contact:

Jennifer Larson

(617) 368-5152

Media Contact:

Jessica Paar

(617) 368-5060

BOSTON BEER APPOINTS LESYA LYSYJ AS CHIEF MARKETING OFFICER

Lesya Lysyj Joins Boston Beer with Nearly Three Decades

of Food and Beverage Industry Marketing Experience

BOSTON, MA (3/26/19) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that Lesya Lysyj will be joining the Company as its Chief Marketing Officer in April, where she will have primary responsibility for overseeing the Company’s planning, development, and execution of its brand development, marketing, and advertising initiatives.  She will lead brand management, innovation, digital and social marketing, media, consumer insights and sales support for the full portfolio of the Company’s brands.

Ms. Lysyj has nearly 30 years of marketing experience in the food and beverage industry.  She comes to the Company from Welch’s Foods, where she is currently President US (Sales and Marketing), a position she has held since September 2017.  From 2013 to 2015, she served as President North America of Weight Watchers International.  She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Dave Burwick, President and Chief Executive Officer of the Company, said, “Lesya’s proven success building brands and leading innovation for several well-known and highly respected brands will make her a great addition to the Company’s leadership team. She has the valuable experience we need to ensure our growing portfolio of beer and beyond beer brands and initiatives are well-positioned for growth.  We look forward to welcoming her to the team.”

“I am thrilled to be joining The Boston Beer Company and returning to the beer industry.  I have long admired and respected what Jim Koch and his leadership team have accomplished to date building a portfolio of brands and remaining true to brewing the highest quality beer,” said Ms. Lysyj.  “I look forward to leading the team of exceptional marketing professionals that will develop and execute the Company’s marketing strategies.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer.  Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Angel City Brewery, Coney Island Brewing Company, Concrete Beach Brewery, Marathon Brewing Company, Wild Leaf Craft Hard Tea, and Tura Alcoholic Kombucha.  For more information, please visit our investor relations website at www.bostonbeer.com.